THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THIS DEBENTURE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THE CHIEF FINANCIAL OFFICER OF THE COMPANY, BEGINNING TEN (10) DAYS AFTER THE ISSUANCE DATE OF THIS DEBENTURE, WILL PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). THE CHIEF FINANCIAL OFFICER OF THE COMPANY MAY BE REACHED AT TELEPHONE NUMBER (646) 448-5144.

Original Issue Date: May 12, 2023 $____

15% ORIGINAL ISSUE DISCOUNT
SENIOR SECURED DEBENTURE
DUE MAY 12, 2026

THIS **15% ORIGINAL ISSUE DISCOUNT SENIOR SECURED DEBENTURE** is one of a series of duly authorized and validly issued 15% Original Issue Discount Senior Secured Debentures of Aspen Group, Inc., a Delaware corporation, (the "***Company***"), having its principal place of business at 276 Fifth Avenue, Suite 505, New York, NY 10001 (this debenture, as amended, restated, supplemented or otherwise modified from time to time, the "***Debenture***" and collectively with the other debentures of such series, the "***Debentures***") and is issued pursuant to the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay in cash to _______, or its registered assigns (the "***Holder***"), or shall have paid pursuant to the terms hereunder, the principal sum of $______ on May 13, 2026 (the "***Maturity Date***") or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement (as defined below) and (b) the following terms shall have the following meanings:

"***Account Bank***" means Arizona Bank & Trust.

"***Accreditation***" means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body's standards and requirements applicable to the institution.

"***Accrediting Body***" means any entity or organization that has been recognized by the DOE as a reliable authority as to the quality of training offered by "institutions of higher education", "proprietary institutions of higher education" or "educational programs" (as those terms are defined by the DOE) under 34 C.F.R. Part 602 as promulgated by the DOE and which engages in granting or withholding Accreditation or similar approval for postsecondary educational institutions, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such institutions. For the avoidance of doubt, the National Counsel for State Authorization Reciprocity Agreement ("***NC-SARA***") is not an Accrediting Body.

"***Adjusted EBITDA***" means, with respect to the Company, for any quarterly period in question, on a consolidated basis, an amount equal to net income (or loss), as determined in accordance with GAAP, for the relevant quarterly period plus each of the following, but only to the extent deducted in determining net income (or loss) for such quarterly period and without duplication: (a) interest expense, (b) depreciation and amortization expense, (c) income tax expense (d) stock-based compensation expense in an amount not to exceed $700,000 in the aggregate for such a quarterly period, and (e) extraordinary and non-recurring expenses not to exceed $125,000 in the aggregate for any fiscal year, and minus each of the following, to the extent included in calculating net income (or loss) for the relevant quarterly period: (i) interest income, (ii) federal, state, local and foreign tax credits and refunds, (iii) extraordinary or non-recurring income or gains and (iv) all non-cash items increasing net income (or decreasing net loss).

"***Adverse Educational Agency Action***" means (a) notification by the DOE pursuant to Subpart G of 34 C.F.R. Part 668 of its intent to suspend, terminate or materially limit Title IV Program funding for the Borrower, any Subsidiary or any Educational Institution; or (b) notification by an Educational Agency other than the DOE of its intent to suspend, terminate, withdraw, limit or not renew an Educational Approval of the Borrower, any Subsidiary or any Educational Institution, provided, however, that this clause specifically does not apply (i) to the matters set forth on Schedule 3.1(i) of the Purchase Agreement (so long as there no material adverse developments with respect to such matters after the date of this Debenture and (ii) to the extent that such suspension, termination, withdrawal, limitation or non-renewal would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, so as long as Aspen University complies in all material respects with the Consent Agreement with the Arizona State Board of Nursing dated March 23, 2023, such Consent Agreement shall not be deemed to be an Adverse Educational Agency Action.

"***Agent***" means JGB Collateral LLC, a Delaware limited liability company.

"***Applicable Interest Rate***" means an annual rate equal to 15.00%; provided, however, following the occurrence and during the continuance of an Event of Default, the "***Applicable Interest Rate***" shall automatically, without notice or any other action required by Holder, mean an annual rate equal to 20.00%.

"***Bankruptcy Event***" means any of the following events: (a) the Company or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof, (b) there is commenced against the Company or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing, or (h) the Company or any Subsidiary admits in writing its inability, or is otherwise unable, to pay its debts generally as they become due.

"***Blocked Account***" shall have the meaning set forth in ***Section 7(b)(vii).***

"***Blocked Account Agreement***" shall have the meaning set forth in ***Section 7(b)(vii)***.

"***Board of Directors***" means the board of directors of the Company.

"***Change of Control Put Period***" has the meaning set forth in ***Section 3(b)***.

"***Change of Control Put Right***" has the meaning set forth in ***Section 3(b)***.

"***Change of Control Transaction***" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in *Rule 13d-5(b)(1)* promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company Disposes of all or substantially all of its assets to another Person.

"***Collateral***" shall have the meaning given such term in the Security Agreement.

"***Commission***" means the U.S. Securities Exchange Commission.

"***Company***" shall have the meaning given such term in the preambles hereto.

"***Debenture(s)***" shall have the meaning given such term in the preambles hereto.

"***Debenture Register***" shall have the meaning set forth in ***Section 2(b).***

"***Deferral Notice***" shall have the meaning set forth ***Section 5***.

"***Dispose***" and "***Disposition***" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by way of a merger) of any assets or property by any Person, including, without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms.

"***Disqualified Stock***" shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock. Notwithstanding the foregoing, the issuance of common stock upon the conversion of certain convertible notes issued by the Company on March 14, 2022, shall not be deemed to be Disqualified Stock.

"***DOE***" means the United States Department of Education and any successor agency administering federal student financial assistance under Title IV.

"***DOE Approval***" shall mean a Program Participation Agreement (provisional or full), both issued and executed by the DOE.

"***Educational Agency***" means any entity or organization whether governmental, government chartered, private or quasi private entity or organization (excluding NC-SARA organization), that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates postsecondary educational institutions in accordance with standards relating to the performance, operation, financial condition or academic standards of such institutions, including (a) the DOE, (b) any Accrediting Body or any State Educational Agency whose approval is required by Title IV Program regulations for the institution or an educational program operated thereby to participate in the Title IV Programs, (c) the U.S. Department of Veterans Affairs and Title 38 state approving agencies with respect to federal veterans education benefits programs, and (d) the U.S. Department of Defense with respect to its tuition assistance program.

"***Educational Approval***" means any license or authorization from any state Educational Agency, an Accreditation, or a DOE Approval required to be issued by an Educational Agency for an Educational Institution or any aspect of an Educational Institution's operations or any location, branch, learning site, campus addition, satellite, temporary space or classroom expansion thereof to (i) operate in the manner it currently operates or to offer each of its educational programs, (ii) participate in any State Authorization Reciprocity Agreement in the future, (iii) offer programs online or other distance education delivery methods or (iv) participate in Title IV Programs.

"***Educational Institution***" shall mean the main campus that has been designated by the DOE as an eligible institution, issued a DOE Approval and assigned an Office of Postsecondary Education ID number, and any associated additional locations, branch campuses, and other facilities at which the institution provides all or part of an educational program.

"***Educational Law***" means any statute, law, regulation, rule, order, or binding standard issued or administered by, or related to, any Educational Agency.

"***Eligible Student Accounts Receivable***" means accounts receivable from students that have not been previously written off or are not fully reserved against by the applicable Educational Institution and with respect to which the student has made a payment within the prior 90 days

"***Equity Interests***" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"***Event of Default***" shall have the meaning set forth in ***Section 8.a)***.

"***Exchange Act***" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"***Fundamental Transaction***" means (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted

by the holders of 50% or more of the outstanding Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

"***Governmental Authority***" means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

"***HEA***" means the Higher Education Act of 1965, as amended, 20 U.S.C. Section 1001 et seq., and its implementing regulations, and any amendments or successor statutes or regulations thereto.

"***Holder***" shall have the meaning given such term in the preambles hereto.

"***Indebtedness***" of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade credit and trade accounts payable incurred in the ordinary course of business), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations (as determined in accordance with GAAP), (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person (excluding trade credit and trade accounts payable incurred in the ordinary course of business), (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person. Notwithstanding anything to the contrary set forth herein, (i) notwithstanding any change in GAAP after the Original Issue Date that would require lease obligations that would be treated as operating leases as of the Original Issue Date to be classified and accounted for as capital leases or otherwise reflected on the Company's consolidated balance sheet, such obligations shall continue to be treated as operating leases and shall be excluded from the definition of Indebtedness and (ii) any lease that was entered into after the Original Issue Date that would have been considered an

operating lease under GAAP in effect as of the Original Issue Date shall be treated as an operating lease for all purposes under this Debenture, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

"***Interest Payment Date***" shall have the meaning set forth in ***Section 2(a)***.

"***Investments***" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

"***Lien***" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

"***Material Adverse Effect***" means a material adverse effect upon: (a) the business, operations, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company or any Subsidiary to perform or pay any of its respective obligations in accordance with the terms of the Transaction Documents, or the ability of Agent or Holder to enforce any of its rights or remedies with respect to such obligations; (c) the Collateral or Agent's Liens on the Collateral or the priority of such Liens (except, solely with respect to this clause (c) to the extent resulting from any action or inaction of the Agent or any Holder); or (d) the Company's ability to maintain, renew or recertify its current institutional Accreditations, Educational Approvals and/or its Participation in Title IV Programs. Notwithstanding the foregoing, the loss of an Educational Approval with respect to an Educational Institution or education program that does not, individually, account for more than 5% of the Company's and its Subsidiaries' student enrollments in the twelve months preceding such loss shall not be deemed a Material Adverse Effect, provided that the Company and its Subsidiaries have not, since the Original Issue Date, lost Educational Approvals for Educational Institution as or educational programs that collectively represent more than 10% of the Company's and its Subsidiaries' student enrollments.

"***Maturity Date***" shall have the meaning given such term in the preambles hereto.

"***Monthly Allowance***" means, with respect to each calendar month commencing with the calendar month of November, 2024, a portion of the principal amount of this Debenture equal to $21,711.00 of the original principal amount of this Debenture.

"***Monthly Redemption Date***" shall have the meaning set forth in ***Section 5***.

"***New York Courts***" shall have the meaning set forth in ***Section 9(d)***.

"***Original Issue Date***" means May 11, 2023, regardless of any transfers of the Debenture or amendments to the Debenture and regardless of the number of instruments which may be issued to evidence the Debenture.

"***Permitted Dispositions***" means (a) sales of inventory in the ordinary course of business, (b) the sale, lease, sub-lease, assignment, conveyance, transfer, license, exchange or disposition of inventory or services or other assets, including the non-exclusive license (as licensor or sub-licensor) of intellectual property, in each case, in the ordinary course of business consistent with past practice, (c) the sale or discount, in each case without recourse and in the ordinary course of business consistent with past practice, by the Company or its Subsidiaries of accounts receivable or notes receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and dispositions of any securities or other Investments received in any such bankruptcy or reorganization, (d) the sale, lease, sub-lease, assignment, conveyance, transfer, license, exchange or disposition of used, worn out, obsolete or surplus property by the Company or its Subsidiaries, including the abandonment or other disposition of intellectual property, in each case, which, in the reasonable judgment of the Company, is no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries, taken as a whole, (e) terminations of leases, subleases, licenses and sublicenses in the ordinary course of business or as the result of any breach by the Company or the Guarantors, (f) the use or other disposition of cash and cash equivalents in the ordinary course of business and (g) other transfers of assets having a fair market value of not more than $100,000 in the aggregate during any fiscal year.

"***Permitted Indebtedness***" means (a) the Indebtedness evidenced by the Debentures, (b) capital lease obligations and purchase money indebtedness of up to $150,000, in the aggregate, at any one time outstanding incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, provided that such lease obligations and purchase money indebtedness are only recourse to the assets being acquired or leased, (c) Subordinated Indebtedness, (d) other Indebtedness outstanding on the Original Issue Date identified on ***Schedule*** *A* hereto, (e) Indebtedness of the Company or its Subsidiaries in an aggregate principal amount not to exceed $250,000 at any one time outstanding not including Indebtedness referred to in clause (b), (f) any letter of credits or surety bonds that are outstanding on the Original Issue Date and set forth on Schedule A, (g) Indebtedness between or among the Company and/or the Guarantors in the ordinary course of business; (h) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business and an the aggregate amount not to exceed $125,000 outstanding at any time; (i) Indebtedness owed to any Person or its agent providing property, casualty, liability, or other insurance to the Loan Parties including premium finance arrangements, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of (excluding interest or similar charges), and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only

during such period in an aggregate amount not to exceed $1,000,000 outstanding at any time, and (j) any guarantees of any Permitted Indebtedness.

"***Permitted Investment***" means: (a) Investments existing on, or contemplated to occur following, the Original Issue Date which are disclosed on ***Schedule B***; (b) (i) U.S. Treasury bills, notes, and bonds maturing within 1 year from the date of acquisition thereof, (ii) U.S. agency and government-sponsored entity debt obligations maturing within one 1 year from the date of acquisition thereof, and (iii) U.S. Securities and Exchange Commission-registered money market funds that have a minimum of $1,000,000,000 in assets, (c) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions and advances, to customers, suppliers, contract manufacturers, and/or licensors who are not Affiliates, in the ordinary course of business, provided that this subparagraph (c) shall not apply to Investments of the Company in any Subsidiary, (d) Investments in newly-formed or newly-acquired Domestic Subsidiaries, provided that each such Domestic Subsidiary promptly executes a joinder to the Subsidiary Guaranty and a joinder to the Security Agreement, in each case, in a form reasonably acceptable to the Holder, (e) Investments in Foreign Subsidiaries either (x) in an aggregate amount not in excess of $50,000 in the aggregate during any fiscal year, or (y) that are otherwise approved in advance by the Agent in writing, (f) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors, (g) deposits, prepayments and other credits to suppliers made in the ordinary course of business or consistent with the past practices of the Company and its Subsidiaries, (h) Investments made in the ordinary course of business consisting of negotiable instruments held for collection in the ordinary course of business and lease, utility and other similar deposits in the ordinary course of business, (i) guarantees or other contingent obligations constituting Permitted Indebtedness, (j) advances made to any Guarantor to the extent such advances are not treated as Permitted Indebtedness, (k) additional Investments that do not exceed $250,000 in the aggregate in any fiscal year and (l) fully insured certificates of deposit issued by any U.S. federal or state chartered bank.

"***Permitted Lien***" means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of business of the Company or any of its Subsidiaries, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of business of the Company or any of its Subsidiaries, and which (x) do not individually or in the aggregate materially detract from the value of the property or assets subject to such Lien or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens in favor of the Agent, (d) Liens for reasonable and customary banking fees granted to banks or other financial institutions in the ordinary course of business in connection

with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions, (e) Liens in respect of any Indebtedness referred to in clause (b) of the definition of "Permitted Indebtedness", (f) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (g) other Liens securing obligations of the Company and its Subsidiaries not to exceed $150,000 at any one time outstanding, and (h) Liens existing on the Original Issue Date which are disclosed on ***Schedule C***.

"***Prepayment Amount***" means, with respect to any payment of this Debenture prior to the Maturity Date pursuant to ***Section 3(a)***, ***Section 3(b)*** or ***Section 8(b)***, the entire outstanding principal balance (including, for the avoidance of doubt, any original issue discount) of this Debenture, all accrued and unpaid interest thereon, and all other amounts due and payable under this Debenture, together with the Prepayment Premium.

"***Prepayment Date***" shall have the meaning set forth in ***Section 3(a)***.

"***Prepayment Notice***" shall have the meaning set forth in ***Section 3(a)***.

"***Prepayment Notice Date***" shall have the meaning set forth in ***Section 3(a)***.

"***Prepayment Premium***" means, in connection with any prepayment of this Debenture in full prior to the Maturity Date pursuant to ***Section 3(a)***, ***Section 3(b)*** or ***Section 8(b)***, an amount equal to five percent (5%) of the principal amount of this Debenture prepaid on such date.

"***Principal Market***" means any market operated by OTC Markets, Inc. or such other Trading Market where the Common Stock is then listed or quoted.

"***Pro Rata Share***" means, with respect to the value or amount in question, the Holder's pro rata share thereof based on the outstanding principal balance of this Debenture relative to the aggregate outstanding principal balance of all Debentures.

"***Program Participation Agreement***" has the meaning ascribed to such term in 34 C.F.R. Section 668.14(a)(1) and includes a provisional program participation agreement.

"***Purchase Agreement***" means that certain Securities Purchase Agreement, dated as of May 11, 2023, among the Company and the purchasers signatory thereto (including the original Holder), as amended, modified or supplemented from time to time in accordance with its terms.

"***Revenue Target***" shall have the meaning set forth in ***Section 7(c)***.

"***SARA***" means the state authorization reciprocity agreements administered by the National Council for State Authorization Reciprocity Agreements and its member states for the purpose of approving institutions offering distance education courses and programs.

"***Securities Act***" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"***Significant Regulatory Event***" means, as the context may require, with respect to one or more Educational Institutions, (a) an Adverse Educational Agency Action where such action shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 3 months thereafter; (b) a failure to maintain its eligibility to participate in Title IV Programs (c) a failure to maintain in effect any of its Educational Approvals, except to the extent failure to maintain such approval would not reasonably be expected to have a Material Adverse Effect; (d) the issuance by the DOE of a draft Cohort Default Rate (as defined in 34 C.F.R. § 668 Subpart N) for any Educational Institution that, individually or in the aggregate with such Educational Institution's Cohort Default Rates for preceding federal fiscal years, would upon becoming a final Cohort Default Rate result in a loss of the Educational Institution's eligibility to participate in Title IV Programs and the Borrower determines in good faith that such Cohort Default Rate is not reasonably likely to improve so as to avoid the loss of the Educational Institution's eligibility to participate in Title IV Programs; (e) the final imposition, after exhaustion of any administrative appeal or remedies, of any fine, liability, disallowance or other sanction instituted against the Company, any Subsidiary, or any Educational Institution by the DOE or any other Educational Agency or Governmental Authority; or (f) receipt of notification from the DOE that any single educational program or any group of educational programs, which individually or in the aggregate, comprise 25% or more of the Student Enrollments, loses eligibility to participate in Title IV Programs for any reason. The matters set forth on Schedule 3.1(i) of the Purchase Agreement shall be deemed a Significant Regulatory Event (so long as there no material adverse developments with respect to such matters after the date of this Debenture).

"***Student Enrollments***" means the aggregate number, as of the last day of the most recently completed calendar month, of full-time and part-time students enrolled and in attendance in all Educational Institutions pursuant to enforceable enrollment contracts or similar agreements.

"***Subordinated Indebtedness***" means (i) Indebtedness in respect of the Holder made by the Leon and Toby Cooperman Family Foundation, (ii) Indebtedness in respect of the Holder made by Calm Waters Partnership and (iii) any other Indebtedness that is expressly subordinated to the Indebtedness to the Holder pursuant to a written subordination agreement and/or inter-creditor agreement satisfactory to the Holder in its sole discretion.

"***Subsidiary***" means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which the Company owns or controls a majority of the total voting power of the outstanding voting securities, including each entity listed on ***Schedule D*** hereto.

"***Successor Entity***" shall have the meaning set forth in ***Section 5***.

"***Title IV***" means Title IV of the HEA.

"***Title IV Programs***" means the programs of federal student financial assistance administered pursuant to Title IV.

Section 2. Interest.

a) **Payment of Interest in Cash**. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture at the Applicable Interest Rate, payable monthly in arrears as of the last Business Day of each calendar month and on the Maturity Date (each such date, an "***Interest Payment Date***") (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

b) **Interest Calculations**. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal (including, for the avoidance of doubt, any original issue discount), together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the "***Debenture Register***") or such Person's designee identified to the Company in writing.

Section 3. Prepayment.

a) **Prepayment at the Option of the Company**. Subject to the provisions of this ***Section 3(a)***, at any time after May 11, 2024, the Company may deliver a notice to the Holder and the holders of the other outstanding Debentures (a "***Prepayment Notice***" and the date such notice is deemed delivered hereunder, the "***Prepayment Notice Date***") of its irrevocable election to redeem all, but not less than all, of the then outstanding principal amount of this Debenture and the other outstanding Debentures (including, for the avoidance of doubt, any original issue discount) for cash in an amount equal to the Prepayment Amount on the tenth (10th) Business Day following the Prepayment Notice Date (such date, the "***Prepayment Date***"). The Prepayment Amount shall be due and payable in full in cash on the Prepayment Date. If any portion of Prepayment Amount shall not be paid by the Company by the Prepayment Date, interest shall accrue thereon at an interest rate equal to the lesser of twenty percent (20%) per annum or the maximum rate permitted by applicable law until such amount is paid in full. Notwithstanding anything herein contained to the contrary, if any portion of the Prepayment Amount remains unpaid after the Prepayment Date, then the Holder may elect, by written notice to the Company given at any time thereafter, to invalidate such prepayment, *ab initio*. For the avoidance of doubt, the Company may not prepay this Debenture pursuant to this ***Section 3(a)*** prior to May 11, 2024.

b) **Prepayment at the Option of the Holder**. The Holder may require the Company to prepay the entire outstanding principal amount of this Debenture (including, for the avoidance of doubt, any original issue discount) for cash in an amount equal to the Prepayment Amount (the "***Change of Control Put Right***"), at any time following the

Company's entry into a definitive agreement for a Change of Control Transaction until the twentieth (20th) Business Day following the consummation of such Change in Control Transaction (the "***Change of Control Put Period***"). The Holder may exercise the Change of Control Put Right by delivering a written notice to the Company at any time during the Change of Control Put Period and the Change of the Control Prepayment Amount shall be due and payable in cash on the third (3rd) Business Day following the Company's receipt of such notice.

Section 4. Registration of Transfers and Exchanges.

a) **Different Denominations**. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) **Investment Representations**. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c) **Reliance on Debenture Register**. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5. Monthly Redemption. Commencing on the November 30, 2023, and continuing thereafter on the last Business Day of each calendar month through the Maturity Date, Company shall make consecutive monthly principal payments equal to the Monthly Allowance (each a "***Monthly Redemption Payment***"). The Holder may, at its sole discretion, choose to defer all or part of any Monthly Redemption Payment until the Maturity Date by sending a written notice to the Company by not later than the last Business Day of such calendar month ("***Deferral Notice***"). Unless the Holder delivers a Deferral Notice with respect to any Monthly Redemption Payment, the Company shall make such Monthly Redemption Payment by wire transfer of immediately available funds in an amount equal to the Monthly Allowance on the due date therefor. For the avoidance of doubt, any and all unpaid principal amount of this Debenture, including original issue discount, and all accrued and unpaid interest and any other fees and sums due hereunder shall be due and payable in full on the Maturity Date.

Section 6. Fundamental Transaction. If, at any time while this Debenture is outstanding, the Company effects a Fundamental Transaction, then the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "***Successor Entity***") to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this ***Section 6*** pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable

delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, nothing in this ***Section 6*** shall be deemed implied consent to any Fundamental Transaction otherwise prohibited by the Transaction Documents.

Section 7. Covenants.

a) **Negative Covenants**. As long as any portion of this Debenture remains outstanding, and unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

i. other than Permitted Indebtedness, enter into, issue, create, incur, assume, guarantee or suffer to exist any Indebtedness of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

ii. other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

iii. make or hold any Investments other than Permitted Investments;

iv. dispose of any of its assets, including, without limitation, any Disposition to a Subsidiary that is not a Guarantor and a party to the Security Agreement (other than Permitted Dispositions);

v. issue Disqualified Stock;

vi. amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that adversely affects any rights of the Holder under the Transaction Documents in any material respect;

vii. merge, dissolve, liquidate, consolidate with or into another Person; provided, that (i) the Company may merge or consolidate with any of its Subsidiaries so long as the Company is the surviving Person of such merger or consolidation and (ii) any Subsidiary of the Company may liquidate or dissolve so long as the assets of such Subsidiary are distributed to the Company;

viii. repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Equity Interests; provided, that, the Company may purchase or redeem from any

officer, employee or director of the Company or any of its Subsidiaries upon the death, termination, disability, resignation or other voluntary or involuntary cessation of such person's employment or directorship or other applicable arrangement, or otherwise in accordance with any stock option or stock appreciation rights plan or any stock ownership or subscription plan or equity incentive or other similar plan or any employment, or employment termination agreement, shares of the Company's Equity Interests or options or warrants to acquire such Equity Interests in an aggregate amount for all such payments not to exceed $250,000 in any calendar year;

ix. repay, repurchase or offer to repay, repurchase or otherwise acquire any Indebtedness other than (i) the Debentures and (ii) regularly scheduled principal and interest payments under the terms of any Permitted Indebtedness, provided that any such payments of Permitted Indebtedness shall not be permitted if, at such time, or after giving effect to such payment, any Event of Default occurs and is continuing;

x. pay dividends or distributions on any of its Equity Securities, except that any Subsidiary may, directly or indirectly, pay any dividend or distribution to the Company;

xi. create any new Foreign Subsidiary unless the Investment by the Company or its Subsidiary in such Foreign Subsidiary is a Permitted Investment;

xii. create any new Domestic Subsidiary unless such Subsidiary promptly executes a joinder to the Subsidiary Guaranty and Security Agreement;

xiii. enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is (A) made on an arm's-length basis or (B) are in connection reasonable and customary director and officer compensation (including bonuses and restricted stock unit programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of the Company, the Guarantors or any Subsidiary of the Company or Guarantors; or

xiv. enter into any agreement with respect to any of the foregoing.

b) **Affirmative Covenants**. As long as any portion of this Debenture remains outstanding, the Company shall, and shall cause each of its Subsidiaries to:

i. preserve and maintain its legal existence in the jurisdiction of its organization (except as a result of a transaction permitted by ***Section 7(a)(vii)***), and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties and where failure maintain or qualify could reasonably be expected to have a Material Adverse Effect;

ii. provide to Agent and the Holder, promptly upon becoming aware thereof (and in any event within two (2) days after the occurrence thereof), a notice of each Event of Default known to an executive officer of the Company, together with a statement

of one such executive officer setting forth the details of such Event of Default and the actions which the Company has taken and proposes to take with respect thereto;

iii. except as otherwise would not reasonably be expected to result in a Material Adverse Effect, (a) pay and discharge as the same shall become due and payable: (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (iii) all Indebtedness, as and when due and payable, but subject to the terms of this Debenture; and (b) timely file all tax returns required to be filed (subject to any valid extension). Notwithstanding the foregoing, the potential tax liability listed on *Schedule 3.1(t)* to the Purchase Agreement shall not be deemed to be a Material Adverse Effect;

iv. (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in the case of either clause (a) or (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

v. comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property;

vi. maintain (a) insurance with financially sound and reputable insurance companies in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against, by Persons of comparable size engaged in the same or similar business as the Company and its Subsidiaries; (b) all worker's compensation, employer's liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business and (c) all letters of credit. All such insurance policies required pursuant to clause (a) of this Section shall name the Agent as a loss payee (in the case of property or other casualty insurance) and an additional insured (in the case of liability insurance);

vii. maintain on deposit in a segregated account of the Company at the Account Bank (the "***Blocked Account***") an amount of unencumbered cash equal to $2,000,000. Such account shall be subject to an Account Control Agreement which shall provide that the Company shall have no access to such account and otherwise reasonably acceptable to the Holder (the "***Blocked Account Agreement***"); provided, however, the Company and any

representative may be able to verify the balance in the Blocked Account for audit or regulatory purposes;

viii. cause all deposit accounts to be subject to Account Control Agreements, except for any deposit account with an average monthly balance of less than $50,000 and, provided that the aggregate balance of all deposit accounts not subject to an Account Control Agreement shall not exceed $1,000,000 at any time; and

ix. provide the Holder with the following: (i) within forty-five (45) days after the last day of each fiscal quarter, a company prepared unaudited consolidated and consolidating balance sheet, income statement and statement of cash flows covering the Company's and the Subsidiaries' operations for such fiscal quarter, certified by the Company's chief financial officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments, (ii) within one hundred twenty (120) days of the last day of the Company's fiscal year, audited consolidated financial statements of the Company prepared in accordance with GAAP, consistently applied, and (iii) within twenty (20) days after the last day of each calendar month, a company prepared unaudited consolidated and consolidating balance sheet, income statement and statement of cash flows covering the Company's and the Subsidiaries' operations for such calendar month, certified by the Company's chief financial officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

c) **Revenue**. With respect to each fiscal quarter of the Company, the Company's revenue (as determined in accordance with GAAP) for each such fiscal quarter shall not be less than the "***Revenue Target***" for such fiscal quarter set forth on ***Schedule E***.

d) **Adjusted EBITDA**. With respect to each fiscal quarter of the Company, the Company's Adjusted EBITDA (as determined in accordance with GAAP) for each such fiscal quarter shall not be less than the "***Adjusted EBITDA Target***" for such fiscal quarter set forth on ***Schedule F***.

e) The Company and its Subsidiaries shall at all times have Eligible Student Accounts Receivables of at least $20,000,000.

f) **Compliance Certificate**. The Company shall, within forty-five (45) days after the last day of each fiscal quarter deliver to the Holder a compliance certificate executed by the Company's chief executive officer or chief financial officer containing a calculation of each financial covenant set forth in this ***Section 7*** (with reasonable supporting detail and calculations), stating that no Events of Default have occurred since the date of the last compliance certificate (or, in the case of the initial compliance certificate, the Original Issue Date) and certifying that no new Subsidiaries have been formed or acquired since the date of the prior compliance certificate (or, in the case of the initial compliance certificate, the Original Issue Date).

Section 8. Events of Default.

a) "*Event of Default*" means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative body or Governmental Authority):

i. any default in the payment of the principal amount of any Debenture, whether on a Prepayment Date, pursuant to Section 5 or on the Maturity Date or by acceleration or otherwise;

ii. any default in the payment of interest, liquidated damages and/or other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable provided, however, that an Event of Default shall not occur on account of a failure to pay any amount referred to in this ***Section 8(a)(ii)*** due solely to an administrative or operational error of the Company's bank if the Company had the funds to make the payment when due and makes the payment within two (2) Business Days following the applicable due date for such payment;

iii. the Company's failure to observe or perform any other covenant or agreement contained in this Debenture that is not cured (if curable) within fifteen (15) days after written notice of such failure from Agent; provided any breach of ***Section 7(a), Section 7(b)(vii), Section 7(c), Section 7(d) or Section 7(e)*** shall be an immediate Event of Default hereunder;

iv. the Holder or Agent sends the Company notice of a default or event of default or any breach which has occurred under any of the Transaction Documents and the Company fails to cure the default within any grace or cure period set forth therein (if any);

v. any representation or warranty made in the Securities Purchase Agreement or any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder pursuant to the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

vi. the Company or any Subsidiary shall be subject to a Bankruptcy Event;

vii. the Company or any Subsidiary shall default on any of its obligations under any Indebtedness beyond any grace period provided with respect thereto that (a) involves an obligation greater than $500,000, whether such Indebtedness now exists or shall hereafter be created and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

viii. the Company or any Guarantor shall breach in any material respect any agreement delivered to the initial Holder pursuant to Section 2.2 of the Purchase Agreement;

ix. a judgment in excess of $250,000 (to the extent not covered by insurance) is entered against the Company and, within sixty (60) days after entry thereof, such judgment is not discharged or satisfied or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged or satisfied;

x. (A) Account Bank fails to comply with its obligations under the Blocked Account Agreement, (B) without limiting clause (A), Account Bank notifies the Agent of its intention not to comply with the terms of the Blocked Account Agreement, or (C) the Company fails to comply, or notifies the Agent of its intention to not comply, with its obligations under the Blocked Account Agreement; provided, however, with respect to clauses (A) and (B), it shall not be an Event of Default hereunder if possession of the funds held in the Blocked Account are transferred to the Agent;

xi. (A) the Account Bank closes the Blocked Account or terminates the Blocked Account Agreement, or (B) without limiting clause (A), the Account Bank notifies the Agent of its intention to close the Blocked Account or terminate the Blocked Account Agreement; provided, however, it shall not be an Event of Default hereunder if (1) possession of the funds held in the Blocked Account are transferred to the Agent or (2) the Company obtains another Blocked Account with a new U.S. federal or state banking institution;

xii. any Security Document shall for any reason fail or cease to create a separate valid and, except to the extent permitted by the terms hereof or thereof, perfected first priority (subject to Permitted Liens) Lien Collateral (as defined in the applicable Security Documents) in favor of the Agent or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

xiii. (A) the DOE shall have, pursuant to Subpart G of 34 C.F.R. Part 668, regarding the eligibility of the Company, any Subsidiary or any Educational Institution to participate in the Title IV Programs, notified the Borrower, any Subsidiary or such Educational Institution, as the case may be, of any suspension, termination or material limitation of Title IV Program funding for the Company, any Subsidiary or any Educational Institution, and such suspension, termination or limitation shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 18 months thereafter; or (B) the DOE shall have notified the Company, any Subsidiary or any Educational Institution that the DOE intends to initiate an emergency action against an Educational Institution pursuant to 34 C.F.R. § 668.83;

xiv. an Educational Agency shall suspend, terminate, withdraw, limit or not renew an Educational Approval of any Educational Institution, and such suspension, termination, withdrawal, limitation or decision not to renew shall not have been stayed and subsequently removed, withdrawn, resolved or otherwise terminated within 3 months thereafter, provided that with respect to state Educational Agencies the loss of any state Educational Approvals for any Educational Institution or any educational program which, individually, account for not more than 5%, and collectively, not more than 10%, of the Company's and the Subsidiaries' student enrollments in the prior 12 months shall not be deemed to be a Material Adverse Effect.

xv. any Significant Regulatory Event shall have occurred.

xvi. any Material Adverse Effect occurs and the Company fails to cure the event which creates the Material Adverse Effect within 10 Business Days after written notice from the Agent or the Holder to the Company.

b) **Remedies Upon Event of Default**. If any Event of Default occurs and is continuing, the outstanding principal amount of this Debenture, the Prepayment Premium, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash; provided, that such acceleration shall be automatic, without any notice or other action of the Holder required, in respect of an Event of Default occurring pursuant to ***Section 8(a)(vi)***. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment in full hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this ***Section 8(b)***. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9. Miscellaneous.

a) **Notices**. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this ***Section 9(a)***. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address or address of the Holder appearing on the books of the Company, or if no such facsimile number or email or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via

email to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Debenture) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Debenture) on any Business Day, or (iii) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service.

b) **Absolute Obligation**. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company.

c) **Lost or Mutilated Debenture**. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d) **Governing Law**. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "***New York Courts***"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by

applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby.

e) **Amendments; Waivers**. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing. Any obligation of the Company pursuant to this Debenture may be waived by the Holders of at least 50.1% of the outstanding principal amount of Debentures, which waiver shall be binding on all of the Holders of the Debentures and their successors and assigns. Any provision of this Debenture may be amended by a written instrument executed by the Company and the Holders of at least 50.1% of the outstanding principal amount of Debentures, which amendment shall be binding on all of the Holders of the Debentures and their successors and assigns.

f) **Severability**. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) **Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief**. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the

performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company's compliance with the terms and conditions of this Debenture.

h) **Next Business Day**. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) **Headings**. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

j) **Secured Obligation**. The obligations of the Company under this Debenture are secured by the Collateral pledged by the Company pursuant to the Security Agreement, dated as of the date hereof, between the Company and the Agent. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, subject to Permitted Liens, the Holder shall have the first lien over all Collateral, which will rank higher than any other creditor of the Company or its Subsidiaries, to the extent permitted by law.

k) **Limitation of Liability**. Neither Holder, Agent nor any Affiliate, officer, director, employee, attorney, or agent of Holder or Agent shall have any liability with respect to, and the Company hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Company in connection with, arising out of, or in any way related to, this Debenture or any of the other Transaction Documents, or any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

l) **Payments Free of Taxes**. Any and all payments by or on account of any obligation of the Company under this Debenture and any other Transaction Documents shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and then the sum payable by the Company to the Holder shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this ***Section 9(l)***) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made.

m) **Costs of Enforcement**. The Company hereby covenants and agrees to indemnify, defend and hold the Holder harmless from and against all costs and expenses, including reasonable attorneys' fees and their reasonable costs, together with interest thereon at the Applicable Rate, incurred by the Holder in enforcing its rights under this Debenture; or if the Holder is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if the Holder is requested to respond to any subpoena or other legal process issued in connection with this Debenture; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys' fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for the Holder following a request by the Company for waiver, modification or amendment of this Debenture.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the parties below have caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

ASPEN GROUP, INC.

By:____
Name:
Title:
Facsimile No. for delivery of Notices: _______________
E-mail Address for delivery of Notices: ______________